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For Immediate Release

Bell receives Competition Bureau clearance for Astral transaction

•	Competition further enhanced in Québec TV marketplace

•	Bell to retain 8 key pay and specialty TV services, 77 radio stations, and Astral’s national out-of-home advertising business

•	Corus to acquire 6 TV services, as well as 2 radio stations, for $400.6 million

MONTRÉAL, March 4, 2013 – BCE Inc. (Bell) today received Competition Bureau clearance for the transaction that will join Astral Media with Bell Media. The transaction also requires approval by the Canadian Radio-television and Telecommunications Commission (CRTC).

The Competition Bureau’s announcement is the result of an agreement under which Bell will sell a number of Astral TV services. Bell Media will retain 8 Astral TV services: the French-language SuperÉcran, CinéPop, Canal Vie, Canal D, VRAK TV, and Z Télé, and English-language services The Movie Network, which includes HBO Canada, and TMN Encore.

Major TV brands in Québec and across Canada, these high-quality pay and specialty TV services are key to Bell Media’s commitment to deliver the best content across multiple platforms in innovative new ways. The retained channels, along with retained radio and Astral’s out-of-home advertising business, represent approximately 77% of Astral’s EBITDA (earnings before interest, taxes, depreciation and amortization).

“This positive news from the Competition Bureau is a major step forward in uniting Astral and Bell Media and delivering on our promise to grow investment and competition in Canadian broadcasting,” said George Cope, President and CEO of BCE Inc. and Bell Canada. “This decision preserves the tremendous value the transaction represents to consumers, the Canadian media community, and Astral and Bell shareholders.”

The divestitures respond to public interest concerns, including TV viewership share, identified by the CRTC in its October 18 decision rejecting Bell’s original application seeking approval of the Astral transaction. Bell’s new application to the CRTC was filed on November 19 and later amended to reflect further divestitures. Overall, the divestitures will result in Bell Media having a French-language viewing share of 23.0%, below competitor Québecor’s 30.5% share. In English-language viewership, Bell Media will have a 35.7% share, 2.0% more than Bell Media’s current share.

“The commitment to broadcasting investment and innovation by Astral and Bell Media, and Corus’s further expansion into the Québec marketplace, underscores the growing competitiveness in the Canadian broadcasting industry,” said Kevin Crull, President of Bell Media. “We now look forward to demonstrating the many benefits of the transaction to the CRTC and all Canadians.”

Under both the consent agreement with the Competition Bureau and the amended filing with the CRTC, Bell has committed to sell the following TV assets:

•	Corus will acquire Astral’s share of 6 TV joint ventures: the bilingual Teletoon/Télétoon service, English-language Teletoon Retro and Cartoon Network (Canada), and French-

language Télétoon Rétro, Historia and Séries+. Corus will also acquire two Astral radio stations in Ottawa – CKQB-FM and CJOT-FM – as part of Bell’s radio divestitures required under the CRTC’s radio ownership policies. Valued at a total of $400.6 million, the Corus transaction is also subject to applicable regulatory approvals.

•	Bell will also sell the English-language Family (including Disney Junior English) and Disney XD services, and the French-language Disney Junior, Musimax and MusiquePlus services, through an auction process that is now under way.

Consistent with the CRTC’s policy on radio ownership, Bell is also divesting 10 English-language radio stations: Astral FM stations CHHR and CKZZ (Vancouver), CFQX (Winnipeg) and CHBM (Toronto); Bell Media FM stations CKCE (Calgary), CHIQ (Winnipeg) and CFXJ (Toronto); Astral AM station CISL (Vancouver); and the two Astral FM stations in Ottawa that Corus has agreed to buy. An auction process is now under way for the remaining 8 stations.

Astral and Bell heard the loud and clear desire of Montréal sports fans to retain TSN Radio 690 as an English-language sports station (Bell had earlier proposed to convert the station to a French-language RDS sports station to meet CRTC rules). Bell has filed a separate application with the CRTC requesting an exception from application of the common ownership policy to allow the continued operation of TSN Radio 690 by Bell Media as an English-language sports station.

Originally announced in March 2012, the $3.38-billion transaction to join Astral and Bell Media was approved by shareholders representing more than 99% of Astral shares and the Québec Superior Court. Due to the need for regulatory approvals, Astral and Bell on November 19, 2012 extended the outside date for closing the transaction to June 1, 2013, with both Astral and Bell having the right to postpone it further to July 31, 2013.

About Astral
Founded in 1961, Astral Media Inc. (TSX: ACM.A/ACM.B) is one of Canada’s largest media companies. It operates several media properties — pay and specialty television, radio, out-of-home advertising, and digital — that are among the most popular in the country. Astral plays a central role in community life across the country by offering diverse, rich, and vibrant programming that meets the tastes and needs of consumers and advertisers alike. To learn more about Astral, please visit Astral.com.

About Bell
Headquartered in Montréal since its founding in 1880, Bell is Canada’s largest communications company, providing consumers and business with solutions to all their communications needs with Bell TV, Bell Mobility, Bell Internet, Bell Home Phone, and Bell Business Markets services. Bell Media is Canada’s premier multimedia company with leading assets in television, radio and digital media. Bell is wholly owned by Montréal’s BCE Inc. (TSX, NYSE: BCE). For more information, please visit Bell.ca.

The Bell Let’s Talk mental health Initiative is a national charitable and awareness program promoting mental health across Canada with the Bell Let’s Talk Day anti-stigma campaign and significant Bell funding of community care and access, research, and workplace initiatives. To learn more, please visit Bell.ca/LetsTalk.

Caution Concerning Forward-Looking Statements
Certain statements made in this news release, including, but not limited to, statements relating to the proposed acquisition by BCE Inc. (BCE) of Astral Media Inc. (Astral), the proposed sale by BCE to Corus Entertainment Inc. (Corus) of Astral’s share of certain TV joint ventures and certain radio stations, the proposed auction process for the sale of certain TV assets and radio stations, certain benefits expected to result from the above-mentioned proposed transactions, BCE’s plans and objectives, and other statements that are not historical facts, are forward-looking. Forward-looking statements, by their very nature, are subject to inherent risks and uncertainties and are based on several assumptions which give rise to the possibility that actual results or events could differ materially from our expectations expressed in or implied by such forward-looking statements. As a result, we cannot guarantee that any forward-looking statement will materialize and you are cautioned not to place undue reliance on these forward-looking statements.
The forward-looking statements contained in this news release describe our expectations at the date of this news release and, accordingly, are subject to change after such date. Except as may be required by Canadian securities laws, we do not undertake any obligation to update or revise any forward-looking statements contained in this news release, whether as a result of new information, future events or otherwise. Forward-looking statements are provided herein for the purpose of giving information about the proposed transactions referred to above and their expected impact. Readers are cautioned that such information may not be appropriate for other purposes. The completion of the above-mentioned proposed transactions is subject to customary closing conditions, termination rights and other risks and uncertainties including, without limitation, regulatory approvals, including approval by the CRTC and, in the case of the proposed sale transaction affecting Astral’s share of certain TV joint ventures to Corus and the proposed sale transactions affecting TV assets and certain radio stations resulting from an auction process, the Competition Bureau. Accordingly, there can be no assurance that the proposed transactions will occur, or that they will occur on the terms and conditions currently contemplated by this news release. The proposed transactions could be modified, restructured or terminated. There can also be no assurance that the benefits expected to result from the above-mentioned proposed transactions will be fully realized. For additional information with respect to certain of these and other assumptions and risks relating to BCE’s proposed acquisition of Astral, please refer to BCE’s 2012 quarterly MD&As         , and BCE’s Safe Harbour Notice Concerning Forward-Looking Statements dated February 7, 2013, filed with the Canadian securities commissions (available at www.sedar.com) and with the U.S. Securities and Exchange Commission (available at www.sec.gov). These documents are also available on BCE’s website at www.bce.ca.

Media inquiries:
Jacqueline Michelis
Bell Media Relations
1 855-785-1427
jacqueline.michelis@bell.ca
@Bell—News

Investor inquiries:
Thane Fotopoulos
BCE Investor Relations
(514) 870-4619
thane.fotopoulos@bell.ca